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                             LICENSE AGREEMENT BETWEEN
                                  EQUIBASE COMPANY
                                        AND
                            YOU BET INTERNATIONAL, INC.

     THIS LICENSE AGREEMENT, dated as of the twenty-fifth (25th) day of March 1996, is entered into by and between Equibase Company, a general partnership organized pursuant to the general partnership laws of the State of Delaware, with it principal place of business located at 821 Corporate Drive, Lexington, KY 40503 (hereinafter referred to as "Equibase"), and You Bet International, Inc., a corporation operating pursuant to the laws of the State of Delaware, with its principal place of business located at 1950 Sawtelle Boulevard, Suite 180, Los Angeles, CA 90025 (hereinafter referred to as "You Bet").

     WHEREAS, Equibase maintains, INTER ALIA, a proprietary, computerized database with respect to the running of Thoroughbred horse races; and

     WHEREAS, You Bet wishes to obtain a license enabling it to use data contained in that database;

     NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, the parties hereto agree as follows:

1    GRANT OF AND DATA CONTAINED IN LICENSE

     1.1 For the term of this License Agreement, Equibase hereby grants a non-exclusive license to You Bet to use the information contained in SCHEDULE A, attached hereto (such information hereinafter referred to as the "Equibase-Registered Trademark- Data"), in accordance with the provisions of Section 3 below and other provisions contained herein, in You Bet's electronic, computer on-line service.

     1.2 You Bet understands and agrees that nothing herein contained shall be construed to require the Equibase-Registered Trademark- Data to contain information which Equibase does not in fact collect, compile and/or receive; notwithstanding that such information is listed in Schedule A, was collected or received by Equibase as of the effective date of this License Agreement, or was, at some time during the term of this License Agreement, collected, compiled and/or received by Equibase.

     1.3 Due to software and/or other technical limitations or oversight, You Bet may receive data from Equibase which is not provided for in SCHEDULE A. You Bet understands and agrees that such data is not part of the Equibase-Registered Trademark- Data

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     (for purposes of this License Agreement) and You Bet is strictly prohibited from using such data after having received notice from Equibase, by whatever means (notwithstanding the provisions of Section 16 below), setting forth the data contemplated by this Subsection 1.3.

     1.4 You Bet acknowledges and agrees that a breach of the provisions of Subsections 1.3 or 3.1 would cause Equibase to suffer irreparable damage that could not be adequately remedied by an action at law. Accordingly, You Bet agrees that Equibase shall have the right to seek specific performance of the provisions of Subsections 1.3 and 3.1 to enjoin a breach or attempted breach of the provisions thereof, such right being in addition to all other rights and remedies that are available to Equibase at law, in equity, or otherwise.

     1.5   You Bet further agrees that a violation of either Subsection 1.3 or
     3.1 shall be construed as a breach of a material covenant of this License Agreement and constitute an event of default for purposes of Subsection
     14.1 below, and notwithstanding anything contained in Section 15 below to the contrary, upon a breach of either Subsection 1.3 or 3.1 You Bet agrees that Equibase shall have the uncontested right, in law, equity and otherwise, to immediately cease supplying You Bet with the Equibase-Registered Trademark- Data and You Bet covenants not to do anything to interfere with that right.

2    YOU BET'S ACCESS TO THE EQUIBASE-Registered Trademark- DATA

     2.1 Equibase shall provide You Bet with the Equibase-Registered Trademark- Data via an electronic data interface between You Bet's and Equibase's computer systems by the methods, protocols, and security procedures as provided for by Equibase.

     2.2 Any additions, adjustments, alterations, corrections, or modifications made to the Equibase-Registered Trademark- database which affects the Equibase-Registered Trademark- Data will be electronically transmitted to the You Bet computer system as soon as possible after such changes are made to the Equibase-Registered Trademark- database, but in all events Equibase shall try to transmit such changes to the You Bet computer system within twenty-four (24) hours after such changes are made to the Equibase-Registered Trademark-) database.

     2.3 For purposes of security, and in order to improve the quality of its service, Equibase reserves the right to change the methods, protocols, etc. of exchanging data between itself and You Bet. Equibase will, however, give reasonable notice of its intent to make any such changes to You Bet.

     2.4 In no event shall Equibase be liable to You Bet for any loss suffered by You Bet due to a malfunction of the Equibase computer system, for whatever reason.

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3    SCOPE OF THE LICENSE

     3.1 The license granted hereunder is for the sole purpose of allowing You Bet to produce products and/or services made with the Equibase-Registered Trademark- Data or from an analysis thereof for sale directly to subscribers of its electronic, computer on-line service (which shall be known as You Bet) for such subscribers' private use and not for purposes of re-sale, either directly or indirectly (such products and/or services hereinafter referred to as "Handicapping Products"). You Bet is expressly prohibited from selling products or services made with or from an analysis of the Equibase-Registered Trademark- Data for any other purpose, including but not limited to hard-copy sales and You Bet shall inform its subscribers that they may use the information hereunder provided to them for personal purposes only, PROVIDED, HOWEVER, that a subscriber's printing of a Handicapping Product for such subscriber's personal use shall not be construed to violate this prohibition. A violation of this provision shall constitute a material breach (see Subsections 1.4 and 1.5 above).

     3.2 You Bet may make Handicapping Products available to the general public free of charge as a promotion, PROVIDED, HOWEVER, that Equibase has given You Bet prior written approval of the data content of such promotional Handicapping Products before such products are offered to the general public.

           3.2.1 Based on data content alone, Equibase shall not withhold its approval of a Handicapping Product, as provided for in Subsection 3.2 above, if such product's data content is limited to the following; horses' names, morning line odds, jockeys' names, trainers' names, owners' names, track condition, medication, and distance.

     3.3 You Bet shall use its best efforts to ensure that all Handicapping Products transmitted to subscribers by You Bet are encrypted and in a format usable only by such subscribers.

     3.4 You Bet is expressly prohibited from reproducing, either in whole or in part, for sale or for transfer duplicate or verbatim copies or substantially duplicate or verbatim copies of the Equibase-Registered Trademark- Data, including past performance lines, charts, and race results without having first obtained the written permission of Equibase, notwithstanding that such reproduction is incorporated in the Handicapping Products.

     3.5 Should You Bet wish to use the Equibase-Registered Trademark- Data in a manner not provided for herein, You Bet shall apply for a separate license, the terms, conditions and fees for which will be the subject of a separate agreement. It is understood, however, that Equibase is under no obligation to grant any such additional licenses to You Bet.

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     3.6   "Past performance lines," "official program numbers," "post position numbers" and "interior points of call" shall be defined in accordance with standard Thoroughbred industry principles, as determined, in good faith, by Equibase.

4    LICENSE FEES

     4.1 Subject to the minimum monthly payment provisions provided for in Subsection 4.2 below, You Bet shall pay to Equibase, in consideration for the license granted hereunder, the sum of the following amounts on a monthly basis:

           a. Calculated on a daily basis, for each Handicapping Product sold or otherwise provided to an entity or individual outside of You Bet, which contains official program or post position numbers You Bet shall pay to Equibase a fee equal to the greater of:

                 i *** for each race (or fraction of a race) covered therein up to a maximum of *** for races taken from any *** race tracks (a separate accounting shall be made for *** race tracks from which the data specified in Paragraph 4.1.a above is sold or otherwise provided), or

                 ii *** of the retail price of such Handicapping Product being sold or otherwise provided.

           b. You Bet shall pay to Equibase a fee equal to *** of the retail price for each Handicapping Product sold by You Bet where such product does not contain official program numbers, post position numbers and/or interior points of call.

     4.2 If for any month during the term of this License Agreement the total amount payable to Equibase under the provisions of Subsection 4.1 above is less than *** then, for such month, You Bet shall pay to Equibase *** and You Bet shall not be required to make a payment to Equibase, for such month, under the provisions of Subsection 4.1 above.

           4.2.1 Notwithstanding the provisions of Subsection 4.2 above, You Bet shall be subject to a minimum monthly payment of *** for the period beginning with April 1, 1996 and ending on September 30, 1996. Such monthly minimum payment shall increase by *** each and every month after September 1996 until such minimum payment is equal to ***, at which time the provisions of Subsection 4.2 shall have full force and effect.

*** Represents confidential information filed separately with the Commission

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     4.3   Under Subsection 4.1 above, in calculating the amount payable to
     Equibase for any given month, credits shall be allowed for bad debts actually and properly written off if a payment under Subsection 4.1 has been paid or accrued with respect to such debt. Whether a bad debt has been properly written off shall be determined in accordance with generally accepted accounting principles (GAAP). Written-off, bad debts subsequently collected shall be taken into account in the month of the subsequent collection.

     4.4 You Bet shall make an accounting and payment to Equibase on a monthly basis. The accounting and payment for each month shall be made no later than the twentieth day of the month immediately following the close of the month for which such payment and accounting are made. The monthly accounting shall be sufficiently detailed to show the total number of subscribers and the various Handicapping Products sold. The accounting shall also show any credits taken for bad debts write-offs

     4.5 Equibase shall have the right, upon thirty (30) days notice to You Bet, to audit or have audited the books of You Bet on You Bet's premises. This right shall expire with respect to each calendar year one year after the close of each such calendar year.

5    TERM OF THIS LICENSE AGREEMENT

     5.1 This License Agreement shall continue in full force and effect for a period of five (5) years, commencing with the date first above written, unless earlier terminated as provided for herein; PROVIDED, HOWEVER, that You Bet shall have the right to terminate this Agreement at any time after the second anniversary hereof by giving at least thirty (30) days written notice of such intent to Equibase.

     5.2 If this License Agreement is in full force and effect on the expiration of its initial term, and if neither party has expressed to the other party a desire to terminate this License Agreement within ninety (90) days prior to such date, then this License Agreement shall automatically renew for a one-year period and on each succeeding anniversary this License Agreement, if in full force and effect on such date, shall automatically renew for a one-year period provided that neither party has notified the other party of its desire to terminate this License Agreement within ninety
     (90) days prior to such date.

6    YOU BET PRODUCTS OR SERVICES WITHOUT EQUIBASE-REGISTERED TRADEMARK- DATA

           Notwithstanding anything herein contained to the contrary, You Bet shall be under no obligations hereunder for any products or services it produces and/or sells if such products or services are completely void of, and are not derived from an analysis of, the Equibase-Registered Trademark-Data.

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7    ADVERTISING

           You Bet, shall state in its advertising and/or promotions wherever appropriate that You Bet uses Equibase-Registered Trademark- Data to create its Handicapping Products. Equibase and You Bet shall, in good faith, agree on the appropriate language for such uses.

8    DISCLAIMER QF WARRANTIES

           EXCEPT AS OTHERWISE PROVIDED FOR IN SECTION 25 BELOW, EQUIBASE MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING THOSE OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AS TO ANY MATTER WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, THE ACCURACY OF ANY INFORMATION, PRODUCT, PROGRAM, OR SERVICE FURNISHED HEREUNDER.

9    LIMITATION OF LIABILITY

     9.1 With multiple processing of complex data, and reliance upon information acquired from multiple sources, errors and omissions can and do occur despite best efforts to avoid them, and Equibase expressly disclaims any responsibility or liability for any loss or damages resulting to You Bet or any third party from errors or omissions in the Equibase-Registered Trademark- Data.

     9.2 In no event will either party be liable to the other for any indirect, consequential, special, exemplary, or incidental damages, whether in contract, tort or otherwise arising from or relating to this License Agreement.

10   NOTICE OF DISCLAIMER AND COPYRIGHT

     10.1 With respect to You Bet's dissemination of the Handicapping Products, the following disclaimer notice (or any other disclaimer notice reasonably requested by Equibase) shall be displayed in the subscription and/or registration form for each and every You Bet subscriber:

           Data provided or compiled by Equibase Company, which includes data from The Jockey Club, generally is accurate but occasionally errors and omissions occur as a result of incorrect data received by others, mistakes in processing and other causes. Equibase Company, The Jockey Club and You Bet International, Inc. disclaim responsibility for the consequences, if any, of such errors, but would appreciate their being called to their attention.

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     10.2  With respect to You Bet's dissemination of the Handicapping Products, the following copyright notice (or any other copyright notice reasonably requested by Equibase) shall be displayed just prior to the data to which it relates:

           Copyright -C- [insert year or years] Equibase Company and You Bet International, Inc., all rights reserved.

11   DISCREPANCIES IN THE EOUIBASE-Registered Trademark- DATA

           If You Bet has actual knowledge of any inconsistencies or discrepancies between items of information contained in the Equibase-Registered Trademark- Data and information supplied to others by Equibase, or inconsistencies or discrepancies between such items and information of a similar nature supplied by others, You Bet shall notify Equibase of any such inconsistencies or discrepancies. Upon such notification Equibase shall, at its sole and absolute discretion, make any necessary changes. Equibase shall inform You Bet of any action taken with respect to such reported inconsistencies or discrepancies.

12   FORCE MAJEURE

     12.1 Notwithstanding anything contained herein to the contrary, in the event either party to this License Agreement fails to perform any obligations hereunder assumed by it and such failure is due to acts of God, injunctions, lockouts, dots or civil unrest, fires, epidemics, casualties, boycotts, technical difficulties (whether computer related or otherwise), failure of suppliers to supply data to Equibase, strikes or labor disputes, acts of a governmental authority, or other interference through legal proceedings or for any other cause which is not due to the fault or negligence of such party, such failure shall not be deemed to be a breach by such party of its obligations hereunder, though such party shall use its best efforts to put itself in a position to carry out all of the obligations which, by the terms hereof, it has assumed irrespective of the occurrence of any force majeure event.

     12.2 Should a singular force majeure event be in existence for a continuous period of thirty (30) days or more the party not claiming the protection of Subsection 12.1 above may terminate this agreement, notwithstanding anything contained herein to the contrary, by giving 30 days written notice of such termination to the party against whom the force majeure is working. At the end of the said 30-day period this License Agreement shall automatically terminate so long as the force majeure event which generated said letter is still in existence.

13   CONFIDENTIALITY

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     13.1  Each party hereto hereby covenants with the other to keep confidential the terms of this License Agreement and all information relating to the other party's business affairs of which it may become aware, unless the information has been disclosed to the public without breach of this Section 13, or the information is required by a court of law or equity to be disclosed, or by a governmental agency authorized to demand such disclosure.

     13.2 Subsection 13.1 shall survive the termination of this License Agreement by one year.

14   EVENTS OF DEFAULT

           Any one or more of the following shall constitute an event of default hereunder:

     14.1 Either party to this License Agreement fails to perform or observe any material covenant, term or condition contained herein, including, but not limited to, breach of performance or payment requirements; or

     14.2 Any representation or warranty contained herein or in any document issued In connection herewith or deemed to have been made hereunder or made by or furnished on behalf of either party hereto pursuant to or in connection with this License Agreement, shall be false or misleading in any material respect as of the date made or deemed to have been made; or

     14.3 Either party to this License Agreement shall (i) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency, corporation or other similar law now or hereafter in effect that authorizes the reorganization or liquidation of such party or its debts or the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or
     (ii) consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or (iii) make a general assignment for the benefit of creditors, or (iv) fail generally to pay its debts as they become due, or
     (v) take any action to authorize any of the foregoing; or

     14.5 An involuntary case or other proceeding shall be commenced by persons that are not bound or affected by this License Agreement against either party hereto seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency, corporation or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty days; or an order is entered by a court of

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     competent jurisdiction affecting substantially all of the property or affairs of the party against which proceedings have been commenced under bankruptcy, insolvency, corporation or other similar laws as now or hereafter in effect and such order shall remain undismissed and unstayed for a period of sixty days.

15   REMEDIES

     15.1 Upon the occurrence of an event of default, as described in Section 14 above, the non-defaulting party may, at its option, give written notice to the defaulting party specifying the default together with a statement of its intent to terminate this License Agreement if such default is not corrected by the defaulting party within the thirty-day period immediately following the date of such notice (the "Cure Period'). If at the end of the Cure Period the defaulting party has not cured or otherwise corrected the specified default, the non-defaulting party may, at its option at any time on or after the expiration of the Cure Period, in addition to all other rights and remedies available to such party at law or in equity, deem this License Agreement to be terminated upon the date of issuance of a written notice to the defaulting party advising such party of such termination, provided that the specified default is then continuing.

     15.2 Upon termination of this License Agreement by either party, neither party shall have any further rights or obligations hereunder except as otherwise specifically provided for hereunder, including, but not limited to, You Bet's obligation to pay over to Equibase all amounts then owing .

     15.3 The right of Equibase to audit the books of You Bet, as provided for under Subsection 4.5 above, shall survive the termination of this License Agreement for a period of one year.

16   NOTICES

           All notices and statements provided for herein shall be in writing, and shall be deemed to have been given or made when delivered or mailed, first-class, registered, or certified mail, to the respective addresses of the parties as above first written, unless either party notifies the other of another address pursuant to this Section 16.

17   RELATIONSHIP OF THE PARTIES HERETO

           Nothing contained in this License Agreement shall be construed to place the parties in the relationship of partners or joint venturers, and, outside the terms of this License Agreement, neither party shall have the power, under the terms of this License Agreement, to obligate or bind the other party in any manner whatsoever.

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18   WAIVERS

     18.1 No waiver, modification or cancellation of any term or condition of this License Agreement shall be effective unless executed in writing by both parties hereto.

     18.2 A waiver of any breach of this License Agreement by one party to the other shall not be construed to have been given in perpetuity.

     18.3 A failure or delay of either party hereto to enforce at any time any of the provisions of this License Agreement, or to exercise any option which is herein provided for, or to require at any time performance of any of the provisions hereof, shall in no way be construed to be a waiver of any such option or provision of this License Agreement.

19   ENTIRE UNDERSTANDING

           This License Agreement contains the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, understandings, and negotiations, both written and oral, between the parties with respect to the subject matter hereof.

20   NON-ASSIGNABILITY

           The license granted hereunder may not be conveyed, assigned, or transferred to any other person without the prior written consent of Equibase. Such consent shall not be withheld when the transferee is an entity which controls, is controlled by, or is under common control with You Bet. No rights granted hereunder shall devolve, by operation of law or otherwise, upon any assignee, receiver, liquidator, trustee, or other party.

21   NON-EXCLUSIVITY

           Nothing contained in this License Agreement shall be construed to prevent Equibase from granting any other licenses during the term of this License Agreement, whether such other licenses are similar or dissimilar to the license granted hereunder.

22   SUCCESSORS AND ASSIGNS

     22.1 This License Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the parties hereto.

     22.2 Notwithstanding anything contained herein to the contrary, in the case of a dissolution of Equibase, to the extent that the Equibase-Registered Trademark- Data, or data

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     substantially similar to the Equibase-Registered Trademark- Data is not collected by any successor-in-interest, nothing contained herein shall be construed to require any successor-in-interest to continue the business activities of Equibase. Additionally, upon such dissolution, all obligations of Equibase, with respect to providing any data, shall cease and have no legal effect immediately upon the dissolution.

23   GOVERNING LAW

     23.1 This License Agreement shall be governed by and interpreted and enforced in accordance with, the laws of the Commonwealth of Kentucky, without regard to the conflicts of laws rules thereof. The parties hereby consent to the jurisdiction of the Federal and state courts located within the Commonwealth of Kentucky for the purpose of any action or proceeding brought by either of them on or in connection with this License Agreement or any alleged breach thereof. The parties hereby further irrevocably consent to the service of process in connection with any controversy by the mailing thereof by registered or certified mail, postage prepaid, to the parties hereto, at their respective addresses as first above written or as otherwise indicated in accordance with Section 16 above.

     23.2 In the event any litigation or other proceeding is brought by either party to this Agreement in connection with this Agreement, the prevailing party in such litigation or other proceeding shall be entitled to recover from the other party all costs, attorney's fees and other expenses incurred by such prevailing party in such litigation.

24   CAPTIONS

           The captions of the sections in this License Agreement are inserted for convenience only and shall not affect the interpretation or construction of this License Agreement.

25   REPRESENTATIONS

     25.1 Each party hereto represents that it has the power and authority to enter into this License Agreement, that all actions required to permit it to enter into this License Agreement have been authorized, and that this License Agreement is duly executed and delivered.

     25.2 Each party hereto represents that this License Agreement is a legal, valid and binding obligation of each of the parties hereto and is enforceable against such parties in accordance with its terms.

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     25.3  Equibase hereby covenants, represents and warrants to You Bet that it is the developer of the Equibase-Registered Trademark- database, and no part of the Equibase-Registered Trademark- Data shall infringe upon any common law or statutory rights of any person or entity, including rights relating to defamation, contract, trademark, patent, copyright, trade secret, privacy or publicity.

26   SEVERABILITY OF CLAUSES

           If any provision of this License Agreement or its application is held to be invalid, illegal, or unenforceable in any respect, the validity, legality, or enforceability of any of the other provisions and applications herein shall not in anyway be affected or impaired.

     IN WITNESS WHEREOF, the parties hereto have caused this License Agreement to be executed as of the dates listed below.

EQUIBASE COMPANY                             YOU BET INTERNATIONAL, INC.


by:  /s/ Alan Marzelli                       by:  /s/ David M. Marshall
     -------------------------                    ------------------------------
     Alan Marzelli, Treasurer                     David M. Marshall, President

dated: March 21, 1996                        dated: April 2, 1996
       ------------------                           ------------------